Exhibit 5.1
[Letterhead of Thompson Hine LLP]
March 23, 2006
National Interstate Corporation
3250 Interstate Drive
Richfield, OH 44286
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     National Interstate Corporation (the “Company”) is filing with the Securities and Exchange Commission on or about the date hereof a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by certain selling shareholders of 13,280,000 Common Shares, par value $0.01 per share (the “Common Shares”). The offering of Common Shares will be as set forth in the prospectus contained in the Registration Statement, as supplemented by one or more supplements to the prospectus (the “Prospectus”).
     Item 601 of Regulation S-K requires that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to the Registration Statement. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.
     In rendering this opinion, we have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based on and subject to the foregoing, we are of the opinion that the Common Shares to be offered by the selling shareholders have been validly issued, are fully paid and nonassessable.
     The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.
     Our opinion is intended solely for the benefit of the Company, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to us under the heading “Legal Matters” in the Prospectus and the Registration Statement.
Very truly yours,
/s/ Thompson Hine LLP